FOR IMMEDIATE RELEASE

Labcorp Contacts:
Investors: Chas Cook — 336-436-5076
Investor@Labcorp.com

Media: Rachael Valdez — 336-436-8263
Media@Labcorp.com

LABCORP COMPLETES SPIN-OFF OF FORTREA

BURLINGTON, N.C., July 3, 2023 — Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced that it has completed the spin-off of Fortrea, the newly formed independent Contract Research Organization providing Phase I-IV clinical trial management, patient access and technology solutions to pharmaceutical and biotechnology organizations around the world. Fortrea will begin trading on the NASDAQ Stock Market under the symbol “FTRE” effective at the market opening today.

“I want to thank our teams for their tireless work in creating two strong, independent companies through the Fortrea spin," said Adam Schechter, chairman and chief executive officer. “The transaction is intended to better meet customer needs, enable appropriate value-creating investments and unlock shareholder value. Moving forward, Labcorp is well positioned to deliver on our mission to improve health and improve lives.”

Upon closing, Fortrea made a cash distribution to Labcorp of approximately $1.6 billion as partial consideration for the assets that Labcorp contributed to Fortrea in connection with the spin-off. Labcorp intends to use these proceeds toward a $1.0 billion accelerated share repurchase program and paying down $300 million of debt maturing this year, with the remaining funds to be returned to shareholders through additional future share repurchases and/or cash dividends.

The spin-off distribution was completed at 11:59 p.m. on Friday, June 30, 2023, to stockholders of record as of the close of business on Tuesday, June 20, 2023. Each of Labcorp's stockholders received one share of Fortrea common stock for every share of Labcorp common stock they held as of the record date.

No action or payment was required by Labcorp’s stockholders to receive shares of the newly formed Fortrea. Stockholders who held Labcorp’s common stock as of the record date will receive a book-entry account statement reflecting their ownership of the new Fortrea shares or have their brokerage account credited with the new Fortrea shares.

The spin-off has been structured to qualify as a tax-free distribution to Labcorp’s stockholders and the company for U.S. federal income tax purposes. The company’s stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the spin-off.

Goldman Sachs & Co. LLC, Barclays and Evercore are serving as Labcorp’s financial advisors, and Jones Day and Hogan Lovells are serving as legal counsel.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company’s more than 60,000 employees serve clients in over 100 countries, worked on over 80% of the new drugs approved by the FDA in 2022 and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
Some of the statements in this press release, particularly those relating to the future results of the business and use of proceeds from the cash distribution from Fortrea, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are detailed in Labcorp's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, including in each case under the heading Risk Factors, and in Labcorp's other filings with the SEC. These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainty and changes in circumstances, including with respect to challenges in implementation of the ongoing transitional and commercial arrangements associated with the spin-off and the achievement, or timing of achievement, of the anticipated benefits of the transaction. Labcorp does not undertake any responsibility to update these statements, and these statements speak only as of the date of this press release.

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